Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President,
Chief Financial Officer and Treasurer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES ELECTION OF DENNIS L. REDIKER TO ITS BOARD OF DIRECTORS

RALEIGH, North Carolina (October 1, 2003) – The Board of Directors of Martin Marietta Materials, Inc. (NYSE:MLM), today announced the election of Dennis L. Rediker, President and Chief Executive Officer of Standard Register (NYSE:SR), to its Board of Directors effective September 30, 2003. Mr. Rediker will be nominated for election to a three-year term at Martin Marietta’s Annual Shareholders’ Meeting in May 2004.

Mr. Rediker, age 59, has served since June 2000 as Chief Executive Officer of Dayton-based Standard Register, a leading provider of solutions that help companies capture, manage and use information. The company’s solutions range from document management to fulfillment services to consulting and e-business solutions for healthcare, pharmaceutical, financial services, manufacturing and other industries. Standard Register’s revenue in 2002 was approximately $1 billion. Prior to joining Standard Register, Mr. Rediker was Chief Executive Officer of English China Clay, a $2 billion annual revenue company focused on specialty minerals products. Earlier in his career, Mr. Rediker served as Vice President, Corporate Planning and Strategy, and later, President, Coated Board Division, for Mead Corporation. Mr. Rediker also currently serves as Volunteer Chairman of the National Composites Center.

Commenting on the election, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, stated, “Our Board of Directors is very pleased to have a person of Mr. Rediker’s caliber and expertise join our Board. He can make a meaningful contribution to our Board from a number of perspectives. As Chief Executive Officer of a significant public company, he is well versed in governance issues. He has a mining and minerals background and specific expertise in strategic planning. His location in Dayton, Ohio, fits Martin Marietta’s geography well since we are a leading aggregates producer in Ohio. In addition, Mr. Rediker is knowledgeable about composites technology and applications through his involvement with the National Composites Center. We believe that Mr. Rediker will be a great asset in helping Martin Marietta deliver value to our shareholders.”

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MLM Announces Election of Dennis L. Rediker to Its Board of Directors

October 1, 2003

Martin Marietta Materials is the nation’s second largest producer of construction aggregates and a leading producer of Magnesia-based chemical products used in a variety of industries.

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